Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2018	2017	Change	2018	2017	Change
Income Account-
Retail Electric Revenues-
Fuel	$1,012	$966	$46	$4,283	$4,095	$188
Non-Fuel	2,297	2,578	(281)	10,939	11,235	(296)
Wholesale Electric Revenues	579	559	20	2,516	2,426	90
Other Electric Revenues	166	171	(5)	664	681	(17)
Natural Gas Revenues	1,048	1,045	3	3,854	3,791	63
Other Revenues	235	310	(75)	1,239	803	436
Total Revenues	5,337	5,629	(292)	23,495	23,031	464
Fuel and Purchased Power	1,334	1,245	89	5,608	5,263	345
Cost of Natural Gas	486	515	(29)	1,539	1,601	(62)
Cost of Other Sales	118	220	(102)	806	513	293
Non-Fuel O & M	1,672	1,640	32	5,889	5,739	150
Depreciation and Amortization	793	774	19	3,131	3,010	121
Taxes Other Than Income Taxes	325	309	16	1,315	1,250	65
Estimated Loss on Plants Under Construction	(8)	207	(215)	1,097	3,362	(2,265)
Impairment Charges	13	—	13	210	—	210
Gain on Dispositions, net	26	(20)	46	(291)	(40)	(251)
Total Operating Expenses	4,759	4,890	(131)	19,304	20,698	(1,394)
Operating Income	578	739	(161)	4,191	2,333	1,858
Allowance for Equity Funds Used During Construction	39	27	12	138	160	(22)
Earnings from Equity Method Investments	40	6	34	148	106	42
Interest Expense, Net of Amounts Capitalized	456	446	10	1,842	1,694	148
Other Income (Expense), net	(81)	(1)	(80)	114	163	(49)
Income Taxes	(149)	(175)	26	449	142	307
Net Income	269	500	(231)	2,300	926	1,374
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	4	6	(2)	16	38	(22)
Net Income Attributable to Noncontrolling Interests	(13)	(2)	(11)	58	46	12
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$278	$496	$(218)	$2,226	$842	$1,384

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.